Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-262504) and Form S-8 (File No. 333-226985) of our report dated September 30, 2022 relating to the consolidated balance sheets of Dogness (International) Corporation as of June 30, 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year ended June 30, 2022, which appears in such Registration Statements. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Audit Alliance LLP

Singapore

September 30, 2022